Exhibit 99.1

FOR IMMEDIATE RELEASE

HTG Molecular Diagnostics Reports Third Quarter 2021 Results

Call scheduled for today, November 10, at 4:30 pm ET

TUCSON, Ariz., November 10, 2021 -- HTG Molecular Diagnostics, Inc. (Nasdaq: HTGM) (HTG), a life science company advancing precision medicine through its innovative transcriptome-wide profiling technology, today reported its financial results for the quarter ended September 30, 2021.

Recent Business Highlights

•	Total revenue for the quarter ended September 30, 2021 increased by approximately 42% when compared to the same period in 2020.

•	HTG Transcriptome Panel revenue increased in the third quarter and accounted for 27% and 18% of consumables product revenue for the three and nine months ended September 30, 2021, respectively.

•

Continued collaboration with participants in the Early Adopter Program (EAP) for the Company’s HTG Transcriptome Panel (HTP) throughout the US and EU who are exploring potential applications for the panel in their research and clinical programs. EAP collaborators are expected to assist HTG with customer testimonials, white papers, technical notes and peer-reviewed publications highlighting their use of the HTP and their overall experience relative to alternative technologies.

•	Completed an audit of HTG’s quality management system for continued certification to ISO 13485:2016, valid through June 2024.

•

Announced the creation of a drug discovery business unit, HTG Therapeutics, and the hiring of the leadership team for the unit. HTG Therapeutics is expected to leverage HTG’s proprietary RNA profiling technology platform to inform advanced chemical library designs seeking to improve efficacy and lower toxicity profiles for drug candidates. The team has signed up several KOL’s to assist in the development of a portfolio of potentially licensable drug candidates for drug discovery. This effort is aimed at the generation of high-quality primary data from our proprietary profiling platform from known and well annotated cohorts and overcoming the notable shortfalls of data mined from public sources. HTG Therapeutics intends to leverage the Company’s past experience partnering with biopharma to collaborate throughout the drug development process, with a view toward creating future revenue and opportunities for HTG.

“Our profiling revenue has continued to grow quarter over quarter in 2021, reflecting the efforts of our employees and our customers’ response to and recovery from the challenges imposed on our industry and by the many challenges we faced as a company in 2020,” said John Lubniewski, President and CEO of HTG. “Increasing instrument placements resulting from the reopening of customer facilities and increased sample processing activity in our VERI/O laboratory drove our quarterly growth. A resurgence of consumable product orders from existing and new customers is expected to drive continued growth in our product revenue. Our commercial team remains focused on our strategic priorities of customer and market diversification, while continuing to strengthen relationships with our existing customers.

“We will continue this drive throughout the remainder of 2021, with expected increasing demand for our HTP,” Mr. Lubniewski added. “Our HTG Therapeutics team continues to make strides toward our vision for disrupting drug discovery by using advanced transcriptomic profiling capabilities to de-risk drug candidate development.”

Third Quarter 2021 Financial Highlights:

Total revenue for the quarter ended September 30, 2021 was $2.5 million, compared with $1.8 million for the same period in 2020.

Product and product-related services revenue increased by 48% for the quarter ended September 30, 2021 to $2.5 million, compared with $1.7 million for the same period in 2020. This reflects an increase in instrument sales and RUO sample processing services for which demand has begun to recover to pre-COVID-19 levels as customers have resumed development activities. Revenue for the quarter ended September 30, 2020 included $0.1 million of collaborative development services revenue.

Net loss from operations for the quarter ended September 30, 2021 was $4.2 million, compared with $5.2 million for the same period in 2020. Net loss per share was $(0.60) for the quarter ended September 30, 2021 compared with $(1.12) for the third quarter of 2020.

Cash, cash equivalents and short-term available-for-sale securities totaled $25.4 million as of September 30, 2021, with current liabilities of approximately $8.1 million and non-current liabilities of $11.5 million.

Conference Call and Webcast:

HTG will host a conference call for the investment community today beginning at 4:30 p.m. Eastern Time. Conference call and webcast details are as follows:

Date:	Wednesday, November 10, 2021
Time:	4:30 p.m. Eastern Time
Toll Free:	(877) 407-0789
International:	(201) 689-8562
Conference ID:	13721188
Webcast:	http://public.viavid.com/index.php?id=145556

About HTG:

HTG is accelerating precision medicine from diagnosis to treatment by harnessing the power of transcriptome-wide profiling to drive translational research, clinical diagnostics and targeted therapeutics across a variety of disease areas.

Building on more than a decade of pioneering innovation and partnerships with biopharma leaders and major academic institutes, HTG’s proprietary RNA platform technologies are designed to make the development of life science tools and diagnostics more effective and efficient and to unlock a differentiated and disruptive approach to transformative drug discovery. For more information visit www.htgmolecular.com.

Safe Harbor Statement:

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected contributions from EAP collaborators, capabilities of the HTG Transcriptome Panel, the expected performance and benefits of HTG Therapeutics, future revenue opportunities, expected continued growth in product revenue, trends in our core business, and our ability to grow our business. Words such as “designed to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements necessarily contain these identifying words. These forward-looking statements are based upon management’s current expectations, are subject to known and unknown risks, and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, including, without limitation, risks associated with the impact of the COVID-19 pandemic on us and our customers; the risk that our transcriptome panel and advanced chemical library designs may not provide the benefits that we expect; risks associated with our lack of experience in drug discovery and related collaborations; risks associated with our ability to develop and commercialize our products, including our transcriptome panel; the risk that our products and services may not be adopted by biopharmaceutical companies or other customers as anticipated, or at all; our ability to manufacture our products to meet demand; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These and other factors are described in greater detail in our filings with the Securities and Exchange Commission, including under the “Risk Factors” heading of our Annual Report on Form 10‑K for the year ended December 31, 2020 and our most recently filed quarterly report on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contact:

Ashley R. Robinson
LifeSci Advisors, LLC
Phone: (617) 430-7577
Email: arr@lifesciadvisors.com

-Financial tables follow-

HTG Molecular Diagnostics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Product and product-related services	$2,520,410	$1,701,068	$6,029,760	$5,417,731
Collaborative development services	—	76,030	—	548,135
Total revenue	2,520,410	1,777,098	6,029,760	5,965,866

Operating expenses:
Cost of product and product-related services revenue	983,761	940,892	2,740,004	2,931,026
Selling, general and administrative	4,232,313	4,752,321	11,995,747	13,683,069
Research and development	1,534,818	1,255,416	4,188,219	4,914,467
Total operating expenses	6,750,892	6,948,629	18,923,970	21,528,562
Operating loss	(4,230,482)	(5,171,531)	(12,894,210)	(15,562,696)
Other income (expense), net	(258,206)	(238,676)	(774,820)	(482,599)
Gain on forgiveness of PPP Loan	—	—	1,735,792	—
Loss on extinguishment of MidCap Credit Facility and QNAH Convertible Note	—	—	—	(522,394)
Net loss before income taxes	(4,488,688)	(5,410,207)	(11,933,238)	(16,567,689)
Provision for income taxes	(1,934)	(1,581)	(20,643)	(12,548)
Net loss	$(4,490,622)	$(5,411,788)	$(11,953,881)	$(16,580,237)

Net loss per share, basic and diluted	$(0.60)	$(1.12)	$(1.78)	$(3.68)
Shares used in computing net loss per share, basic and diluted	7,440,287	4,821,562	6,727,916	4,504,469

HTG Molecular Diagnostics, Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2021	2020
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$10,229,646	$22,397,812
Short-term investments available-for-sale, at fair value	15,187,672	6,298,075
Accounts receivable	1,904,534	1,588,767
Inventory, net	2,340,766	1,492,126
Prepaid expenses and other	2,082,410	1,094,273
Total current assets	31,745,028	32,871,053

Operating lease right-of-use assets	1,444,348	1,009,097
Property and equipment, net	1,219,190	1,227,402
Other non-current assets	98,828	90,356
Total assets	$34,507,394	$35,197,908

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,145,868	$1,348,762
Accrued liabilities	1,609,001	1,459,878
Contract liabilities - current	213,462	185,083
NuvoGen obligation - current	530,657	512,729
Current portion of long-term debt	4,167,107	3,022,139
Operating lease liabilities - current	398,313	685,220
Other current liabilities	17,558	22,563
Total current liabilities	8,081,966	7,236,374
NuvoGen obligation - non-current, net of discount	4,072,831	4,479,396
Long-term debt, net	6,309,416	8,568,308
Operating lease liabilities - non-current	1,055,984	368,682
Other non-current liabilities	99,825	60,488
Total liabilities	19,620,022	20,713,248
Commitments and Contingencies
Total stockholders’ equity	14,887,372	14,484,660
Total liabilities and stockholders' equity	$34,507,394	$35,197,908